MONEY MARKET FUNDS CALC. SHEET
       SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam California Tax Exempt Money Market Fund
Fiscal periods ending: September 30, 1995
Inception date (if less than 10 years of performance): October
26, 1987




7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365


TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                    3.05%


CALCULATION OF 7 DAY EFFECTIVE YIELD

                            7 DAY YIELD          ^52.142857
                   ( 1 + --------------------)           -1
                          (100 * 52.142587)

7 DAY EFFECTIVE YIELD =          3.10%